As filed with the Securities and Exchange Commission on November 10, 2016

Registration No. 333-207555

Registration No. 333-203614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-207555

FORM S-8 REGISTRATION STATEMENT NO. 333-203614

Under

The Securities Act of 1933

APIGEE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-1367539

(I.R.S. Employer Identification No.)

10 S. Almaden Blvd., 16th Floor

San Jose, California 95113

(408) 343-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2005 Stock Incentive Plan

2005 Employee Stock Purchase Plan

Stacey Giamalis

Chief Counsel

Apigee Corporation

10 S. Almaden Blvd., 16th Floor

San Jose, California 95113

(408) 343-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jennifer Sayles Okorn

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Suite 3300

San Francisco, CA 94015-1126

(415) 947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Apigee Corporation, a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-207555, originally filed with the SEC on October 21, 2015, registering: 1,175,459 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”) under the Company’s 2015 Equity Incentive Plan; and 293,865 shares of Class A Common Stock under the Company’s 2015 Employee Stock Purchase Plan;

•	Registration Statement No. 333-203614, originally filed with the SEC on April 24, 2015, registering: 2,841,949 shares of Class A Common Stock under the Company’s 2015 Equity Incentive Plan; 775,000 shares of Class A Common Stock under the Company’s 2015 Employee Stock Purchase Plan; 4,282,694 shares of Class A Common Stock under the Company’s 2005 Stock Incentive Plan; and 26,825 shares of Class A Common Stock under the Company’s 2005 Employee Stock Purchase Plan.

On November 10, 2016, pursuant to an Agreement and Plan of Merger, dated September 7, 2016, by and among the Company, Google, Inc., a Delaware corporation (“Parent”), and Areopagus Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities of the Company registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 10, 2016.

APIGEE CORPORATION

By:	/s/ Stacey Giamalis
Stacey Giamalis
Chief Counsel